EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Plains Exploration & Production Company:

We consent to the incorporation by reference in the registration statement on Form S-8 of Plains Exploration & Production Company (Plains) of our report dated February 14, 2003, with respect to the consolidated balance sheets of 3TEC Energy Corporation and subsidiaries (3TEC) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2002, which report appears in Plains’ August 29, 2003 Form S-4.

As explained in Note 1 to the consolidated financial statements, 3TEC changed its method of accounting for derivative instruments and hedging activities effective January 1, 2001.

KPMG LLP

Houston, Texas

July 13, 2004